Exhibit 10.13
April 18, 2008
Mr. K. Tucker Andersen
61 Above All Road
Warren, CT 06754
Line of Credit for $1,300,000
Dear Tucker:
This will confirm that the line of credit you opened for Milestone Scientific Inc. as of June 28, 2007, in the aggregate amount of $1,000,000, has been increased to $1,300,000. Monies under the line in excess of $1,000,000 may be drawn in multiples of $25,000. The other terms of the letter agreement continue unchanged.
If this conforms with your understanding with Milestone please countersign and return the copy of this letter. Milestone will then issue to you a new promissory note evidencing the increased line of credit in exchange for the prior promissory note.

Very truly yours MILESTONE SCIENTIFIC INC.
by:	/s/ Joe W. Martin
Joe W. Martin
Chief Executive Officer
Accepted and agreed to
this 18th day of April, 2008

/s/ K. Tucker Andersen K. Tucker Andersen